Exhibit 99

TITAN INTERNATIONAL INC. ANNOUNCES RECORD QUARTERLY REVENUE AND INCOME FROM OPERATIONS

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
April 27, 2011

Titan’s first quarter of 2011 produced record quarterly sales of $280.8 million and generated a record income from operations of $26.9 million with a record gross margin of 20.0 percent.

First quarter summary:

•	Sales for first quarter 2011 were $280.8 million up 43 percent, compared to $196.4 million in the first quarter of 2010.

•	Gross profit for first quarter 2011 was $56.3 million up 116 percent, compared to $26.1 million in 2010.

•	First quarter income from operations was $26.9 million up 165 percent, compared to $10.1 million last year.

•	Adjusted net income for the first quarter was $18.7 million, compared to $2.1 million in the first quarter of last year (see table and appendix below).

	Three Months Ended
	March 31,
	2011	2010
Net income (loss)	$(3,036)	$2,078

Noncash convertible debt charge	16,135	0
CEO incentive compensation, net of tax	5,568	0
Adjusted net income, excluding noncash convertible debt charge and CEO incentive compensation	$18,667	$2,078

Adjusted earnings per common share:
Basic	$0.46	$0.06
Diluted	$0.37	$0.06

Statement of Chief Executive Officer:
“Titan had an outstanding first quarter,” proclaimed Titan Chairman and CEO Maurice M. Taylor.   “This momentum should carry over into future quarters of 2011.  The farm tire and wheel business has remained strong.   The earthmover and construction tire business is really taking off and I believe it will strengthen throughout the year.  Titan has hired a couple hundred employees and we will be adding more to our tire operation.  I believe Titan’s markets are going to keep moving upwards over the next 18 months.

On April 1, 2011, Titan purchased the Goodyear Sao Paulo tire facility and the Goodyear farm brand name for all of North America, Central America and South America.  This purchase was for approximately $98.6 million and consisted of prepaid North America royalty payments for seven years for $31 million, prepaid South America royalty for seven years for $12 million, inventory of $13 million and PP&E of $43 million.  Looking at the first quarter royalty expense, you will see that Titan paid $2.9 million.  In the future, these payments will be expensed out of the prepaid accrual and will increase our cash flow.  Titan will be moving quickly to increase our capacity in South America.  As I have stated before, I expect this business to grow an additional $400 million in revenue over the next 12 to 18 months,” said Taylor.

“I will also announce management’s new goals the end of May.  These goals will include the impact of the recent acquisition.  With Latin America revenue, we are anticipating record quarters for the remainder of 2011.”

Financial overview:
Sales:  Titan recorded sales of $280.8 million for the first quarter of 2011, compared to first quarter 2010 sales of $196.4 million. The increase in sales was the result of the continued strong demand in the agriculture segment, increasing demand in the earthmoving/construction segment, and price/mix improvements which were primarily the result of increased raw material prices that were passed to customers.

Gross profit:  For the first quarter of 2011, gross profit was $56.3 million or 20.0 percent of net sales, compared to $26.1 million or 13.3 percent of net sales for the first quarter of 2010. Gross profit margin benefitted from improved plant utilization resulting from the higher sales levels.

Selling, general and administrative expenses: SG&A expenses for the first quarter of 2011 were $25.3 million or 9.0 percent of net sales, compared to $11.8 million or 6.0 percent of net sales in 2010.   The higher SG&A expenses were primarily the result of higher selling and marketing expenses related to increased sales levels and an increase in the accrual for the CEO special performance award due to the rise in the Company’s stock price.

Income from operations:  For the first quarter of 2011, income from operations was $26.9 million, or 9.6 percent of net sales, compared to $10.1 million, or 5.2 percent of net sales, in 2010.

Interest expense:  Interest expense was $6.3 million for the first quarter of 2011, compared to $7.1 million in 2010.  The company’s interest expense for the first quarter of 2011 decreased from the previous year primarily as a result of the exchange agreement for $59.6 million of 5.625 percent convertible senior subordinated notes completed in the first quarter of 2011.

Noncash convertible debt conversion charge:  As a result of the exchange agreement in the first quarter 2011 to convert approximately $59.6 million of 5.625 percent convertible notes into approximately 6.6 million shares of the Company’s common stock, the Company recognized a noncash charge of $16.1 million in accordance with accounting standards.

Adjusted Net income:  Adjusted net income for the first quarter ended March 31, 2011 was $18.7 million, compared to $2.1 million in 2010 (see Appendix below).

Earnings per share:  For the first quarter of 2011, basic and diluted loss per share was $(.07), compared to earnings per share of $.06 in 2010. On an adjusted basis (see Appendix below), basic earnings per share was $.46 for the first quarter 2011 and $.06 for 2010.

Capital expenditures: Titan’s capital expenditures were $3.5 million for the first quarter of 2011 and 2010, respectively.

Debt balance:  Total debt was $312.9 million at March 31, 2011, compared to the balance at December 31, 2010 of $373.6 million. The reduction in debt is related to the exchange agreement in the first quarter 2011 to convert approximately $59.6 million of 5.625 percent convertible notes into approximately 6.6 million shares of the Company’s common stock.  Short-term debt was zero at both March 31, 2011, and December 31, 2010.

Equity balance:  The Company’s stockholders’ equity was $350.9 million at March 31, 2011, compared to $278.3 at December 31, 2010.

Form 10-Q:  For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on April 27, 2011.

Subsequent Events:
On April 1, 2011, Titan closed on the acquisition of The Goodyear Tire & Rubber Company’s Latin American farm tire business for approximately $98.6 million U.S. dollars, subject to post-closing conditions and adjustments.  The transaction includes Goodyear’s Sao Paulo, Brazil manufacturing plant, property, equipment and inventories and a licensing agreement that allows Titan to sell Goodyear-brand farm tires in Latin America for seven years and extends the North American licensing agreement for seven years.

First Quarter Conference Call:
The Titan International Inc. earnings conference call for the first quarter that ended March 31, 2011, will be held at 9 a.m. Eastern Time on Thursday, April 28, 2011.  To participate in the conference call, dial (800) 230-1766 five minutes prior to the scheduled time. International callers dial (612) 332-0725.  A replay of the call will be available until May 12, 2011. To access the replay, dial (800) 475-6701 and enter access code 201824. International callers dial (320) 365-3844.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:
Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three months ended March 31, 2011 and 2010

Amounts in thousands, except earnings per share data.	Three Months Ended
	March 31,
	2011	2010
Net sales	$280,829	$196,448
Cost of sales	224,557	170,361
Gross profit	56,272	26,087

Selling, general and administrative expenses	25,293	11,809
Research and development expenses	1,183	2,027
Royalty expense	2,917	2,121
Income from operations	26,879	10,130

Interest expense	(6,280)	(7,056)
Noncash convertible debt conversion charge	(16,135)	0
Other income	193	333
Income before income taxes	4,657	3,407

Provision for income taxes	7,693	1,329

Net income (loss)	$(3,036)	$2,078

Earnings (loss) per common share:
Basic	$(.07)	$.06
Diluted	(.07)	.06

Average common shares outstanding:
Basic	40,511	34,772
Diluted	40,511	35,329

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended
	March 31,
	2011	2010
Agricultural	$209,997	$151,112
Earthmoving/Construction	66,511	41,815
Consumer	4,321	3,521
Total	$280,829	$196,448

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	March 31,	December 31,
Assets	2011	2010
Current assets:
Cash and cash equivalents	$230,048	$239,500
Accounts receivable	139,025	89,004
Inventories	133,679	127,982
Deferred income taxes	12,791	12,791
Prepaid and other current assets	18,031	18,663
Total current assets	533,574	487,940

Property, plant and equipment, net	242,064	248,054
Other assets	49,332	51,476
Total assets	$824,970	$787,470

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$45,186	$35,281
Other current liabilities	65,547	57,072
Total current liabilities	110,733	92,353

Long-term debt	312,881	373,564
Other long-term liabilities	50,499	43,238
Stockholders’ equity	350,857	278,315
Total liabilities & stockholders’ equity	$824,970	$787,470

Appendix
Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP).  This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure.  The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP.  It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP.  In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance.  In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole.  We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP.  We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for March 31, 2011.

	Three Months Ended
	March 31,
	2011	2010
Net income (loss)	$(3,036)	$2,078

Noncash convertible debt charge	16,135	0
CEO incentive compensation, net of tax	5,568	0
Adjusted net income, excluding noncash convertible debt charge and CEO incentive compensation	$18,667	$2,078

Adjusted earnings per common share:
Basic	$0.46	$0.06
Diluted	$0.37	$0.06

Average common shares outstanding:
Basic	40,511	34,772
Diluted	53,138	35,329

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773